Exhibit 99.1

UNIVERSAL HEALTH SERVICES, INC. AMENDS CREDIT

AGREEMENT AND INCREASES 2011 EARNINGS GUIDANCE

KING OF PRISSIA, PA - Universal Health Services, Inc. (NYSE:UHS) announced today that the Company has completed an Amendment to the Credit Agreement, dated November 15, 2010. The Amendment provides, among other things, for a reduction in the interest rates payable in connection with borrowings under the Credit Agreement which includes a revolving credit facility (“Revolver”) and a Tranche A Term Loan which mature on November 15, 2015 and a Tranche B Term Loan which matures on November 15, 2016.

Effective today, each of the applicable margins under the pricing grid for the Revolver and Tranche A Term Loan have been reduced by 1.0%. The current applicable margin for the Revolver and Tranche A Term Loan will be reduced from 3.25% to 2.25%. The applicable margin for the Tranche B Term Loan has also been reduced by 1.0% bringing the current applicable margin from 4.00% to 3.00%. We have also added a pricing grid to the Tranche B Term Loan which will allow us to reduce the applicable margin for those loans by another .25% to 2.75% if our consolidated leverage ratio falls below 3.25 after September 30, 2011. In addition, the Eurodollar Base Rate floor under the Tranche B Term Loan has been reduced from 1.50% to 1.00%.

Prior to the effectiveness of the Amendment, we prepaid $125 million principal amount of the Tranche B Term Loan with borrowings under the Revolver.

We are revising our 2011 full-year guidance issued on February 28, 2011to reflect the significant reduction in our borrowing costs resulting from the Amendment. Our revised estimated range of earnings per diluted share attributable to UHS for the year ended December 31, 2011 is $3.65 to $3.80 representing a $.15 per diluted share increase over the previously provided range of $3.50 to $3.65 per diluted share.

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2010), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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